Exhibit 99.2

EVERSOURCE ENERGY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	For the Three Months Ended March 31,
(Thousands of Dollars, Except Share Information)	2026	2025
Operating Revenues	$4,504,363	$4,118,355

Operating Expenses:
Purchased Power, Purchased Natural Gas and Transmission	1,518,174	1,340,337
Operations and Maintenance	506,980	487,451
Depreciation	420,481	379,579
Amortization	402,764	455,449
Energy Efficiency Programs	291,499	257,550
Taxes Other Than Income Taxes	288,317	271,595
Total Operating Expenses	3,428,215	3,191,961
Operating Income	1,076,148	926,394
Interest Expense	365,259	300,849
Other Income, Net	101,159	92,344
Income Before Income Tax Expense	812,048	717,889
Income Tax Expense	203,327	165,221
Net Income	608,721	552,668
Net Income Attributable to Noncontrolling Interests	1,880	1,880
Net Income Attributable to Common Shareholders	$606,841	$550,788

Basic and Diluted Earnings Per Common Share	$1.61	$1.50

Weighted Average Common Shares Outstanding:
Basic	376,026,090	367,320,246
Diluted	376,583,614	367,677,618

The data contained in this report is preliminary and is unaudited. This report is being submitted for the sole purpose of providing information to shareholders about Eversource Energy and Subsidiaries and is not a representation, prospectus, or intended for use in connection with any purchase or sale of securities.